BlackRock Bond Portfolio

FILE #811-03091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/12/2007	Mellon Capital IV	500,000,000	150,000

Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Barclays Capital Inc; Credit Suisse Securities (USA) LLC; J.P. Morgan Securities Inc; Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; BNY Capital Markets, Inc.

6/18/2007	Progressive Corporation	1,000,000,000	190,000	Goldman, Sachs & Co., J.P. Morgan Securities Inc. , Merrill Lynch, Pierce, Fenner & Smith Incorporated.